Exhibit 23.2
Consent of Ralph E. Davis Associates, Inc.
The Board of Directors
Delta Petroleum Corporation
We hereby consent to the use of our name and the information regarding our review of the reserve estimates of Delta Petroleum Corporation contained in its Transition Report on Form 10-K for the six month period ended December 31, 2005, and to the incorporation by reference thereof in the registration statements (Nos. 333-131854, 333-129071, 333-125417, 333-120924, 333-117694, 333-116111, 333-113766, 333-111883, and 333-91930) on Form S-3; (Nos. 333-127653, 333-108866, 333-103585, and 333-73324) on Form S-8; and (Nos. 333-130672 and 333-127390) on Form S-4 of Delta Petroleum Corporation.

/s/ Allen C. Barron
Allen C. Barron, P.E.
President

Houston, Texas
March 1, 2006